Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 8 dated May 15, 2026 relating to the Common Shares, no par value, of INTERNATIONAL TOWER HILL MINES LTD. shall be filed on behalf of the undersigned.

SPROTT INC. By: /s/ Thomas Ulrich
Name: Thomas Ulrich
Title: Authorized Person

SPROTT ASSET MANAGEMENT USA INC. By: /s/ Thomas Ulrich
Name: Thomas Ulrich
Title: Authorized Person